                                                                   Exhibit 3.29a

                      RESTATED CERTIFICATE OF ORGANIZATION
                                       OF
                          NORTHEAST COPIER SYSTEMS, LLC


     Pursuant to the provisions of Section 19 of the Massachusetts Limited Liability Company Act, M.G.L. c. 156C (the "Act"), the undersigned submits the following Restated Certificate of Organization of Northeast Copier Systems, LLC.

     FIRST: Federal Employer Identification Number. The federal employer identification number has been applied for.

     SECOND: Name of the Limited Liability Company. The name of the limited liability company (the "Company") is NORTHEAST COPIER SYSTEMS, LLC.

     THIRD: Date of Filing of the Original Certificate. The date of filing of the original Certificate of Organization is March 11, 2002.

     FOURTH: Office of the Limited Liability Company & Agent for Service of Process. The address of the registered office and the name and address of the registered agent of the Company required to be maintained under Section 5 of the Act are CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110.

     FIFTH: Business of the Company. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company are all things necessary in the manufacture, sale, lease, purchase and repair of electronic office equipment as well as any and all support items to be used with or in conjunction with business and/or office equipment machines of every kind and nature; and all other purposes permitted by law (including the issuance of guaranties).

     SIXTH: Date of Dissolution. The Company shall have no specific date of dissolution.

     SEVENTH: Managers. The Managers of the Company are Thomas S. Johnson, Raymond Schilling and Peter W. Dinan.

     EIGHTH: Execution of Documents (Secretary of the Commonwealth). Christopher
J. Hagan and the Managers are the only persons who are authorized to execute any documents to be filed with the Secretary of the Commonwealth of Massachusetts.

     NINTH: Execution of Recordable Instruments. The Managers are the only persons who are authorized to execute, acknowledge, deliver and record any recordable instrument purporting to affect an interest in real property, whether to be recorded with a registry of deeds or a district office of the land court.

     TENTH: Amendments effected by this Restated Certificate of Organization. There are no amendments to the Certificate of Organization of the Company, effected by this Restated Certificate of Organization.

     IN WITNESS WHEREOF, the undersigned hereby affirms under the penalties of perjury that the facts stated herein are true and hereby executes this Restated Certificate of Organization in accordance with M.G.L. c. 156C Section 19, as of the 15th day of May, 2003.


                                              By:     /s/  Raymond Schilling
                                                 -------------------------------
                                                        RAYMOND SCHILLING
                                                             MANAGER



                                        2